As of July 27, 2010

U.S. Aerospace, Inc.
9831 Romandel Avenue
Santa Fe Springs, CA 90670
Attn: Mr. David Duquette, Chief Executive Officer

Re: U.S. Aerospace, Inc., f/k/a New Century Companies, Inc. (the “Company”)

Dear David:

We refer to (i) those certain Senior Secured Convertible Notes due August 1, 2010 made by the Company in favor of CAMOFI Master LDC (“CAMOFI”), and CAMHZN Master LDC (“CAMHZN”), (ii) those certain Senior Secured Convertible Note due August 18, 2009, and (iii) those certain Amended and Restated Senior Secured Convertible Notes due August 1, 2010 (collectively, the Notes”). Each of the Company, CAMOFI and CAMHZN hereby agree as follows with respect to the Notes:

1. Subject to the satisfaction of the conditions precedent contained in paragraphs 2, 3 and 4 hereof, the Maturity Date (as such term is defined in the Notes) of the Notes shall be extended to July 31, 2011.

2. The Company shall have delivered to each of CAMOFI and CAMHZN letters from each of the holders of the Company’s preferred stock that all such holders shall agree not to, directly or indirectly, sell, transfer, offer to sell or transfer, pledge, grant any option to sell (including without limitation any short sale), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any such shares of preferred stock or any of the securities into which such shares of preferred stock may be convertible, until all of the Company’s obligations under the Notes and any additional promissory notes issued to CAMOFI and/or CAMHZN have been satisfied in full in cash.

3. The Company shall obtain an investment of at least $250,000 no later than the date hereof, from a source other than CAMOFI or CAMHZN, on terms and conditions acceptable to CAMOFI and CAMHZN.

4. The Company shall not enter into a transaction with an affiliate involving the payment of cash or equity. without the prior written approval of CAMOFI and CAMHZN.

5. The Company hereby confirms that neither it nor any person acting on its behalf has provided or will provide CAMOFI or CAMHZN or any of their respective agents, representatives or counsel with any information that constitutes or might constitute material non-public information.

6. Except as expressly amended hereby, the Notes and all of the documents and instruments executed in connection therewith shall remain unchanged and in full force and effect.

7. This letter agreement and any claim, controversy, or dispute arising under or related hereto, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by the laws of the State of New York without regard to any conflicts of law principles.

If the terms and conditions of this letter agreement are acceptable, please sign your name in the space provided below.

Very truly yours,

CAMOFI MASTER LDC

By:
Name:
Title:

CAMHZN MASTER LDC

By:
Name:
Title:

Agreed and accepted this        day
of July, 2010

U.S. AEROSPACE, INC.

By:
Name:
Title: